Exhibit 99(d)(8)

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, (this “Agreement”), dated as of June 6, 1996, among the Rightholders (as such term and certain other capitalized terms not otherwise defined herein are defined in Article II hereof) and Asia Satellite Telecommunications Holdings Limited, a company incorporated under the laws of Bermuda (“Holdings”).

W I T N E S S E T H

WHEREAS, certain of the Rightholders or their Affiliates were parties to the Shareholders’ Agreement, dated as of February 24, 1988 (the “Original Shareholders’ Agreement”), relating to their shareholdings in Asia Satellite Telecommunications Company Limited, a company incorporated under the laws of Hong Kong (“AsiaSat”);

WHEREAS, AsiaSat has effected a corporate reorganization whereby all of its equity capital is indirectly owned by Holdings;

WHEREAS, immediately after such corporate reorganization, Affiliates of the Rightholders owned all of the shares of Common Stock, par value HK$0.10 per share, of Holdings (“Shares”);

WHEREAS, the Original Shareholders’ Agreement was terminated to allow AsiaSat to effect such corporate reorganization and to allow Holdings to effect an initial public offering of certain Shares;

WHEREAS, Holdings has agreed to provide certain registration rights to the Rightholders and Holdings and the Rightholders are entering into this Agreement to set forth the terms and conditions applicable to the grant and exercise of such registration rights;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, Holdings and the Rightholders hereby agree as follows:

ARTICLE I

Registration Rights

1.1. Demand Rights. (a) At any time after the 180th day following the Effective Date, each Rightholder shall have the right to require Holdings to file a registration statement on Form F-l, F-2 or F-3 (or Form S-1, S-2 or S-3) under the Securities Act for a public offering of all or any number of the Registrable Shares held by its Rightholder Group, by delivering to Holdings written notice stating that such right is being exercised, naming the members of its Rightholder Group whose Registrable Shares are to be included in such registration (collectively, the “Demanding Shareholders”), specifying the number of each such Demanding Shareholder’s Registrable Shares to be included in such registration and describing the intended method of distribution thereof (a “Demand Request”). Bowenvale may, on behalf of a Rightholder in accordance with Section 1.9, deliver to Holdings a Demand Request; such Demand Request shall, in addition to the information required under the first sentence of this Section 1.1 (a), specify which Rightholder’s demand registration right is being exercised. Two or more Rightholders may jointly deliver to Holdings a Demand Request and such shall constitute only one Demand Request for purposes of Section l.l(b)(iii); such Demand Request shall, in addition to the information required under the first sentence of this Section l.l(a), specify which Rightholder’s demand registration right is being exercised. Holdings shall give prompt written notice of a Demand Request (a “Notice of Demand Request”) to the Rightholders that are not making the Demand Request. Each other Rightholder shall have the right to require that all or any number of the Registrable Shares held by its Rightholder Group be included in such registration, by delivering to Holdings a written notice stating that such right is being exercised, naming the members of its Rightholder Group whose Registrable Shares are to be included in such registration (collectively, the “Joining Shareholders”) and specifying the number of each such Joining Shareholder’s Registrable Shares to be included in such Registration Statement (a “Joining Request”). Bowenvale may, on behalf of a Rightholder in accordance with Section 1.9, deliver to Holdings a Joining Request specifying which Rightholder has exercised its right to require Bowenvale to deliver such Joining Request. To be effective, a Joining Request must be given on or before the fifteenth (15th) day after the Notice of Demand Request is given by Holdings. Upon receipt of a Demand Request, Holdings shall use its best efforts to effect the registration under the Securities Act of the Registrable Shares included in the Demand Request and the Registrable Shares included in any Joining Request, all to the extent necessary to permit the Demanding Shareholders and the Joining Shareholders (individually, a “Seller” and, collectively, the “Sellers”) to sell or otherwise dispose of their respective Registrable Shares included in the registration in accordance with the intended method of distribution. The rights and obligations of the parties listed under this Section 1.1 (a) are subject to the other provisions of this Agreement.

(b) Holdings’ obligations pursuant to Section 1.1 (a) above are subject to the following limitations and conditions:

(i) Holdings shall not be obligated to fulfill a Demand Request unless the aggregate public offering price of all Registrable Shares to be included in such registration pursuant to any Demand Request and any related Joining Request shall not be less than US$10 million;

(ii) If the aggregate public offering price of all Registrable Shares to be included in such registration pursuant to any Demand Request and related Joining Request shall be at least US$50 million, Holdings will, if requested, use reasonable efforts to participate in and assist with a “road show” and other customary marketing efforts in connection with the sale of Registrable Shares pursuant to such registration, at such times and in such manner as Holdings and the Rightholder mutually may determine (and as do not unreasonably interfere with Holdings’ operations);

(iii) Holdings shall not be obligated to fulfill a Demand Request made by a Rightholder if such Rightholder has made two (2) prior Demand Requests and, with respect to each such Demand Request, either (A) Holdings has filed a Securities Act registration covering Registrable Shares pursuant to such Demand Request, such registration was declared or ordered effective, such effectiveness was not suspended or stopped by any governmental or judicial authority and such Demand Request was not withdrawn pursuant to Section 1. l(d) below; or (B) such Demand Request was withdrawn other than pursuant to Section 1. l(d);

(iv) the Shares to be offered in a public offering pursuant to any Demand Request and related Joining Request shall not exceed the number which the managing underwriter for the offering (or, if there is none, an internationally recognized investment banking firm acting as financial advisor to Holdings) determines in good faith to be appropriate based on market conditions and other relevant factors, including pricing (the “Maximum Number”), and Shares shall be allocated to give effect to this clause (iv) as provided in Section 1.3.

(v) Holdings shall not be obligated to fulfill the requirements herein with regard to any registration relating to a Demand Request (A) during any period of time (not to exceed ninety (90) days in the aggregate during any period of twelve (12) consecutive months) after Holdings has determined to proceed with a Securities Act registration of any of its securities and is diligently proceeding to complete such registration or any offering of securities pursuant thereto (whether for its own account or that of any shareholder but excluding any registration on Form S-8 under the Securities Act) if, in the judgment of an internationally recognized investment banking firm (which may be acting as managing underwriter for any such offering or as financial advisor to Holdings), the fulfillment of such requirements or such filing would have an adverse effect on the offering, (B) during any period of time (not to exceed ninety (90) days during any period of twelve (12) consecutive months) when Holdings is in possession of material, non-public information that Holdings would not be required to disclose publicly in the absence of any Securities Act registration of its securities, (C) during any period of time (not to exceed ninety (90) days during any period of twelve (12) consecutive months) when Holdings is engaged in, or has determined to engage in and is proceeding diligently with, any program for the purchase of, or any tender offer or exchange offer for, its Capital Securities, and determines, on advice of independent U.S. counsel, that such program or offer and the requested registration may not proceed concurrently without violating Rule l0b-6 under the Exchange Act or (D) during the 180-day period following (1) the effectiveness of any Securities Act registration covering Capital Securities (but excluding any registration on Form S-8 under the Securities Act) or (2) the termination of Holdings’ efforts to effect a Securities Act registration pursuant to a prior Demand Request, if such termination was not due to any fault of Holdings;

(vi) Holdings shall not be required to maintain the effectiveness of a registration statement filed pursuant to Section 1.1 (a) for a period in excess of nine (9) months and shall not be required to maintain any registration statement that permits a delayed or continuous offering to be made for more than 60 consecutive days after such registration statement becomes effective; and

(vii) the Rightholder making the Demand Request shall be entitled to designate any one lawful method of distribution permitted pursuant to the registration statement (including a firm commitment underwriting) to be the method of distribution for the registration pursuant to this Section 1.1, and all Sellers will sell their Registrable Shares included in the registration in the designated method (and, in the case of any underwriting, on the same terms and conditions); the method of distribution shall be indicated in the Demand Request or, with Holdings’ consent, determined thereafter and prior to filing the registration statement; the method of distribution and the terms and conditions thereof shall be subject to Holdings’ prior approval, which will not be unreasonably withheld, and in any distribution involving an underwriter, the Rightholder making the Demand Request shall be entitled (after consulting with Holdings and with Holdings’ approval, which will not be unreasonably withheld) to select any internationally recognized investment banking firm to act as underwriter.

(c) Subject to Section 1.3, Holdings may elect to include in any registration statement filed pursuant to this Section 1.1 any Shares to be issued by it or held by any of its subsidiaries or by any other shareholders only to the extent such shares are offered and sold pursuant to, and on the terms and subject to the conditions of, any underwriting agreement or distribution arrangements entered into or effected by the Demanding Shareholders.

(d) A Rightholder may withdraw a Demand Request if (i) Holdings is in material breach of its obligation hereunder and has not cured such breach after having received notice thereof and a reasonable opportunity to do so or (ii) the withdrawal occurs during a period specified in Section 1.l(b)(v). A Demand Request withdrawn pursuant to this Section 1.1 (d) shall be deemed not to have been made for purposes of Section 1.6 and, together with any related Joining Request, shall be of no further effect.

1.2. “Piggy-Back” Rights. If at any time Holdings proposes to register, for its own account or for the account of any shareholder, any Shares on a registration statement on Form F-l, F-2 or F-3 (or Form S-l, S-2 or S-3) under the Securities Act for purposes of a public offering of such Shares, other than pursuant to a Demand Request, then Holdings shall give prompt written notice of such proposal, including the intended method of distribution of such Shares, to each Rightholder Subject to Section 1.3, upon the written request (a “Piggy-Back Request”) of any Rightholder, given within fifteen (15) calendar days after the transmittal of any such written notice, Holdings will use its reasonable efforts to include in such public offering any or all of the Registrable Shares then held by the Rightholder Group of which such Rightholder is a member to the extent necessary to permit the sale of such Registrable Shares pursuant to the intended method of distribution; provided that any participation in such public offering by a Rightholder shall be on substantially the same terms as Holdings’ and each other shareholders’ participation therein; and provided further, that the total number of Shares to be included in any such public offering shall not exceed the Maximum Number, and Shares shall be allocated to give effect to this proviso as provided in Section 1.3. Bowenvale may, on behalf of a Rightholder in accordance with Section 1.9, deliver to Holdings a Piggy-Back Request specifying which Rightholder has exercised its right to require Bowenvale to deliver such Piggy-Back Request. Any Rightholder shall have the right to withdraw a Piggy-Back Request by giving written notice to Holdings of its election to withdraw such request at least five (5) days prior to the proposed filing date of such registration statement. Each Piggy-Back Request by a Rightholder shall specify the members of its Rightholder Group whose Registrable Shares are to be included in the registration and the number of such shares for each such member. Holdings shall be entitled to select any underwriter in a registration pursuant to this Section 1.2.

1.3. Allocation of Securities Included in a Public Offering. If the managing underwriter or placement agent for any public offering effected pursuant to Section 1.1 or Section 1.2 (or, if there is none, an internationally recognized investment banking firm acting as financial advisor to Holdings) shall advise Holdings and the Sellers in writing that the number of Shares sought to be included in such public offering (including those sought to be offered by Holdings and those sought to be offered by the Sellers) exceeds the Maximum Number, Holdings shall allocate Shares to be included in such public offering up to the Maximum Number as follows;

(a) in the case of any registration pursuant to Section 1.1, unless otherwise agreed among the Demanding Shareholders and the Joining Shareholders, first to the Demanding Shareholders and, if the number of Shares allocated to them exceeds the number covered by their Demand Request, such excess number will be allocated to each Joining Shareholder making a Joining Request, pro rata according to the number of Registrable Shares held by the Rightholder Group of which such Rightholder is a member; if the number so allocated to the Rightholder with the smallest number of Registrable Shares covered by its request exceeds the number so covered by its request, then such excess number shall be allocated among the remaining Rightholders, if any, in the manner provided in this clause (a), and such allocation shall be repeated until all shares to be allocated are allocated; if the Maximum Number exceeds the total number of Shares allocated in the foregoing manner, any such excess number will be allocated to Holdings; and

(b) in the case of any registration pursuant to Section 1.2, unless otherwise agreed among Holdings and each Rightholder making a Piggy-Back Request, first to Holdings for its own account and, if the number of Shares allocated to Holdings for its own account exceeds the number that it wishes to include for its own account, such excess number shall be allocated to each Rightholder making a Piggy-Back Request and each other shareholder designated by Holdings, pro rata according to the number of Registrable Shares held by the Rightholder Group of which such Rightholder is a member or by such other shareholder, as the case may be; if the number so allocated to the Rightholder or other shareholder with the smallest number of Registrable Shares covered by its request or (in the case of any such other shareholder) designated by Holdings to be included for its account exceeds the number so covered by its request or so designated for its account, as the case may be, then such excess number shall be allocated among the remaining Rightholders and other shareholders, if any, in the manner provided in this clause (b), and such allocation shall be repeated until all shares to be allocated are allocated.

Each Rightholder may allocate any allocation made to it pursuant to this Section 1.3 among the members of its Rightholder Group as it wishes. Holdings may allocate any allocation made to it pursuant to Section 1.3(a) among itself, its subsidiaries and its shareholders as it wishes, and may allocate any allocation made to it for its own account pursuant to Section 1.3(b) among itself and its subsidiaries as it wishes.

1.4. Indemnification. (a) In the event Holdings shall effect any registration under the Securities Act of any Registrable Shares pursuant to Section 1.1 or Section 1.2 of this Agreement, Holdings shall indemnify, to the extent permitted by law, and hold harmless any Seller whose Registrable Shares are included in such registration statement and any underwriter or placement agent (each an “underwriter”. provided that such term shall not be deemed to include a seller acting in its capacity as a Seller hereunder) of such Registrable Shares against any losses, claims, damages or liabilities, joint or several, or actions in respect thereof (“Claims”), to which such indemnified party may become subject, under the Securities Act or otherwise, insofar as such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, in any prospectus or preliminary prospectus included in such registration statement or in any amendment or supplement thereto filed with the SEC (collectively, “Registration Documents”) or insofar as such Claims arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, and will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in investigating or defending any such Claim as such expenses are incurred; provided that Holdings shall not be liable in any such case to the extent that any such Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Document in reliance upon and in conformity with written information furnished to Holdings by or on behalf of such indemnified party specifically for use in the preparation of such Registration Document; and provided further, that Holdings shall not be liable to any underwriter for such indemnification with respect to any preliminary prospectus to the extent that any such Claim results from the fact that such underwriter sold securities to a person as to whom it shall be established that there was not sent or given, at or prior to the written confirmation of such sale, a copy of the prospectus and any amendment or supplement thereto in any case where such delivery is required by the Securities Act if Holdings has previously furnished copies thereof in sufficient quantity to such underwriter and the Claim to which such underwriter is subject results from an untrue statement or omission of a material fact contained in the preliminary prospectus that was identified in writing at such time to such underwriter and corrected in such prospectus or such amendment or supplement thereto.

(b) In connection with any registration in which any Seller is participating, each Seller, severally and not jointly, shall indemnify, to the extent permitted by law, and hold harmless Holdings and each other Seller and each underwriter against any Claims to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Document, or insofar as any claims arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that such indemnification shall be payable only if, and to the extent that, any such Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Document in reliance upon and in conformity with written information furnished to Holdings by or on behalf of such Seller specifically for use in the preparation thereof.

(c) Any person entitled to indemnification under Section 1.4(a) or (b) above shall notify promptly the indemnifying party in writing of the commencement of any Claim if a claim for indemnification in respect thereof is to be made against an indemnifying party under this Section 1.4, but the omission of such notice shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under Section 1.4(a) or (b). In case any action is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it chooses, to assume the defense thereof with counsel satisfactory to the indemnified party, who may be counsel for the indemnifying party unless the indemnified party reasonably concludes such counsel would have a conflict of interest in representing both indemnified and indemnifying parties (provided that Holdings shall not be responsible for the fees and expenses of more than one counsel for all indemnified parties with respect to any Claim or group of Claims alleged to have arisen from similar facts); and, after notice from the indemnifying party to the indemnified party that it so chooses, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(d) If for any reason the foregoing indemnity is unavailable to, or is insufficient to hold harmless, an indemnified party in respect of any Claim, (i) if the indemnified party is an underwriter, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative benefits received by the Sellers and Holdings, on the one hand, and the indemnified party, on the other, from the offering of securities to which such Registration Documents relate, (ii) as between Holdings and each Seller, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations. If, however, the allocation provided in clause (i) of the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required by clause (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such Claims as well as any other relevant equitable considerations. The relative benefits received by the Sellers and Holdings, on the one hand, and by the underwriters, on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering of the securities (before deducting expenses) received by the Sellers and Holdings, on the one hand, bear to the total underwriting discounts and commissions received by the underwriters on the other hand, in connection with such offering. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the panics’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) As a condition to their obligations under this Section 1.4. each of Holdings and the Sellers shall have received from each underwriter of Registrable Shares included in a registration statement filed under the Securities Act pursuant to Section 1.1 or 1.2 an undertaking to indemnify, to the extent permitted by law, and hold harmless Holdings and the Sellers against (or if such indemnity is unavailable or is insufficient to hold harmless an indemnified party, to provide contribution, on substantially the same basis provided to such underwriter in accordance with Section 1.4(d), in respect of) any Claims to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Document, or insofar as any claims arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that such indemnification (or contribution, as the case may be) shall be payable only if, and to the extent that, any such Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Document in reliance upon and in conformity with written information furnished to Holdings by or on behalf of such underwriter specifically for use in the preparation thereof. Notwithstanding the foregoing, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter otherwise has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The obligation of any underwriters to provide indemnification (or contribution, as the case may be) pursuant to this paragraph (e) shall be several in proportion to their respective underwriting commitments and not joint.

(f) The obligations of Holdings pursuant to this Section 1.4 shall be in addition to any liability which Holdings may otherwise have and shall extend, upon the same terms and conditions, to each officer, director and general partner of any underwriter or Seller and to each person, if any, who controls any underwriter or Seller within the meaning of the Securities Act. The obligations of each Seller pursuant to this Section 1.4 shall be in addition to any liability which such Seller may otherwise have and shall extend, upon the same terms and conditions, to each officer, director and general partner of Holdings, any underwriter or any other Seller and to each person, if any, who controls Holdings, any underwriter or any other Seller within the meaning of the Securities Act. The obligations of any underwriter pursuant to this Section 1 .4 shall be in addition to any liability which such underwriter may otherwise have and shall extend, upon the same terms and conditions, to each officer, director and general partner of Holdings or any Seller and to each person, if any, who controls Holdings or any Seller within the meaning of the Securities Act.

1.5. Requirements with Respect to Registration. If and whenever Holdings is required by the provisions hereof to use its reasonable efforts to register any Registrable Shares under the Securities Act, Holdings shall, as promptly as practicable:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable efforts to cause such registration statement to become and remain effective.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement current and to comply with the provisions of the Securities Act and any regulations promulgated thereunder with respect to the sale or other disposition of such Registrable Shares, for as long as a prospectus relating to any such Registrable Shares is required to be delivered under the Securities Act, subject to the limitation in Section 1.1(b)(vi).

(c) Furnish to the Sellers participating in the offering copies (in reasonable quantities) of summary, preliminary, final, amended or supplemented prospectuses, in conformity with the requirements of the Securities Act and any regulations promulgated thereunder, and other documents as reasonably may be required in order to facilitate the disposition of such Registrable Shares, but only while Holdings is required under the provisions hereof to keep the registration statement current.

(d) Use its best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as the managing underwriter or placement agent (or, if none, the Rightholders participating in the offering) shall reasonably request, and do any and all other acts and things which may be reasonably necessary to enable each participating Seller or underwriter to consummate the disposition of the Registrable Shares in such jurisdictions; provided, however. that in no event shall Holdings be required to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified; to execute or file any general consent to service of process under the laws of any jurisdiction; to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement; or to subject itself to taxation in any jurisdiction where it has not theretofore done so unless Holdings shall have received a reasonably satisfactory indemnity in respect thereto or to subject itself to any insurance regulation in any jurisdiction in which it has not theretofore been so subject.

(e) Notify each Seller selling Registrable Shares, at any time when a prospectus relating to any such Registrable Shares covered by such registration statement is required to be delivered under the Securities Act, of Holdings’ becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, subject to the limitation in Section l.l(b)(vi); promptly prepare and furnish to each such Seller selling Registrable Shares and each underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(f) As soon as practicable after the effective date of such registration statement, and in any event within eighteen (18) months thereafter, make generally available to Sellers participating in the offering an earnings statement (which need not be audited) covering a period of at least twelve (12) consecutive months beginning after the effective date of the registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act, including at Holdings’ option, Rule 158 thereunder.

(g) Deliver promptly to each Rightholder whose Affiliates are Sellers participating in the offering, upon such Rightholder’s written request, copies of all correspondence between the SEC and Holdings, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit each such Rightholder to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary. Each such Rightholder agrees that it will use its best efforts not to interfere unreasonably with Holdings’ business when conducting any such investigation.

(h) Provide a transfer agent and registrar for all such Registrable Shares covered by such registration statement not later than the effective date of such registration statement, which transfer agent and registrar may be Holdings, subject to any applicable law or regulations.

(i) Obtain an opinion from Holdings’ counsel and “cold comfort” letters from Holdings’ independent public accountants (including one letter when such registration statement goes effective and one at the closing) in customary form and covering such matters of the type customarily covered by such opinions and “cold comfort” letters.

1.6. Expenses. Holdings shall be obligated to pay Registration Expenses incurred in connection with any Demand Request, other than a Demand Request that is withdrawn by the Rightholder other than pursuant to Section 1. l(d), in which case such Registration Expenses shall be paid by the proposed Sellers on a several basis or pursuant to such other arrangements as Holdings and the Sellers may agree.

1.7. Certain Sellers’ Obligations. Each Seller shall provide such information to Holdings as Holdings may reasonably request in connection with any registration hereunder of Registrable Shares for such Seller’s account and shall dispose of any such Registrable Shares pursuant to any registration hereunder in the manner contemplated thereby. Each Rightholder shall cause the members of its Rightholder Group to perform their respective obligations under this Agreement.

1.8. Exchange Act Filings; Rule 144; Rule 144A. (a) Holdings covenants to and with each Rightholder that to the extent it shall be required to do so under the Exchange Act, Holdings shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including, but not limited to, the reports under Section 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(l) of Rule 144 adopted by the SEC under the Securities Act) and the rules and regulations adopted by the SEC thereunder, and shall take such further action as any Rightholder may reasonably request, alt to the extent required from time to time to enable the Rightholders to sell Registrable Shares without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Rightholder, Holdings shall deliver to such Rightholder a written statement as to whether it has complied with such requirements.

(b) If at any time Holdings is not subject to Section 13 or I5(d) of the Exchange Act and is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, Holdings agrees, upon the request of any Rightholder seeking to transfer Shares in conformity with Rule 144A under the Securities Act, to furnish to such Rightholder or prospective purchasers of the Shares from such Rightholder the information required by Rule 144A(d)(4)(i) under the Securities Act in the manner and at the times contemplated by such Rule.

1.9. Demand Requests, Joining Requests and Piggy-Back Requests by Bowenvale. (a) Each of Cable & Wireless, CITIC, Hutchison Whampoa and Bowenvale covenants, undertakes and agrees with each other that each Rightholder shall, at any time after the 180th day following the Effective Date, have the right to require Bowenvale to deliver to Holdings on behalf of such Rightholder a Demand Request, Joining Request or Piggy-Back Request with respect to such Rightholders’ Attributable AsiaSat Shares by delivering to Bowenvale written notice (a “Bowenvale Shareholder Notice”) stating that such right is being exercised; provided that such right may not be exercised in violation of the terms of the Bowenvale Shareholders’ Agreement; provided further that Bowenvale shall deliver such Demand Request, Joining Request or Piggy-Back Request, as the case may be, to Holdings within five (5) days of receipt of a Bowenvale Shareholder Notice.

(b) A Demand Request, Joining Request or Piggy-Back Request made by Bowenvale on behalf of a Rightholder shall for all purposes of this Agreement be deemed to be the Demand Request, Joining Request or Piggy-Back Request, as the case may be, of the Rightholder delivering to Bowenvale the Bowenvale Shareholder Notice.

ARTICLE II

Definitions

2.1. Defined Terms. As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person.

“Attributable AsiaSat Shares” shall have the meaning given to such term in the Bowenvale Shareholders’ Agreement.

“Bowenvale” shall mean Bowenvale Limited, a limited liability company incorporated in the British Virgin Islands.

“Bowenvale Shareholders’ Agreement” shall mean the Shareholders’ Agreement between Cable & Wireless. CITIC, Hutchison Whampoa, Able Star Associates Limited, Dontech Limited and Bowenvale Limited, dated May 23, 1996, as amended from time to time.

“Bye-Laws” shall mean the Bye-Laws of Holdings, as the same may be amended from time to time.

“Cable & Wireless” shall mean Cable & Wireless Plc, a company incorporated in the United Kingdom.

“Capital Securities” shall mean all shares of each class in the capital stock of Holdings and all securities convertible into or exchangeable or exercisable for any such shares.

“CITIC” shall mean China International Trust and Investment Corporation, a corporation established in the People’s Republic of China.

“Closing” shall mean the closing of the initial public offering of Shares pursuant to an effective registration statement under the Securities Act, and the day on which the Closing occurs shall be the day confirmed as such by a director or officer of Holdings in the records maintained by Holdings.

“Effective Time” shall be the time immediately prior to the Closing, and “Effective Date” shall be the date on which the Effective Time occurs.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

“holder” shall mean, with respect to any Shares, the person in whose name such shares are registered on the share registry maintained by Holdings in accordance with applicable law and the Bye-Laws, and the terms “hold”, “held” and “holding” shall have meanings correlative to the foregoing.

“Hutchison Whampoa” shall mean Hutchison Whampoa Limited, a company incorporated in Hong Kong.

“person” shall mean any individual, corporation, company, partnership, joint venture, trust, association, government or governmental body or other entity.

“Registrable Shares” shall mean, at any time, all Shares then outstanding, other than shares that have ceased to be Registrable Shares. Shares shall cease to be Registrable Shares (a) when a registration statement with respect to the disposition of such shares shall have become effective under the Securities Act and such shares shall have been disposed of pursuant to such registration statement, or (b) when such shares shall have been sold pursuant to Rule 144 under the Securities Act.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance with the demand rights set forth in Section 1.1 and piggy-back rights set forth in Section 1.2, including, without limitation, (a) all SEC and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (b) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Shares), (c) the cost of printing or preparing any registration statement, prospectus, offering circular, agreement among underwriters, underwriting agreement, blue sky memorandum, share certificates and any other documents in connection with the offering, purchase, sale and delivery of the Registrable Shares, (d) the costs and charges of any transfer agent and registrar and any custodian or attorney-in-fact appointed to act on behalf of the Sellers, (e) all messenger and delivery expenses, (f) the fees and expenses of any qualified independent underwriter and (g) the reasonable fees and disbursements of counsel for Holdings and Holdings’ independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance; provided that each Seller shall pay the fees and disbursements of its own counsel, if any, and all underwriting discounts, commissions and transfer taxes, if any, relating to the sale or disposition of such Sellers’ Registrable Shares.

“Rightholders” shall mean (i) Cable & Wireless, (ii) CITIC and (iii) Hutchison Whampoa.

“Rightholder Group” means, as to each Rightholder at any time, such Rightholder and its Affiliates (other than Holdings and Bowenvale except as provided below) at such time; provided that Bowenvale shall, with respect to any Demand Request, Joining Request or Piggy-Back Request made by Bowenvale on behalf of a Rightholder in accordance with Section 1.9, be deemed to be a member of such Rightholder’s Rightholder Group; provided further that only those Shares held by Bowenvale that are such Rightholder’s Allocable AsiaSat Shares shall be considered when determining the number of Registrable Shares held by Bowenvale as a member of such Rightholder’s Rightholder Group.

“Securities Act” shall mean the U.S. Securities Act of 1933.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency at the time administering the Securities Act or the Exchange Act.

2.2. General. Unless the context otherwise requires, references in this Agreement to any “section” or “article” shall mean a section or article of or this Agreement, as the case may be, and the terms “hereof”, “hereunder”, “hereto” and words of similar meaning shall mean this Agreement in its entirety and not any particular provisions of this Agreement. Unless the context otherwise requires, the terms defined herein include the singular as well as the plural.

Unless the context otherwise requires, each reference herein to the Securities Act, the Exchange Act or Rule 144 (or any other rule, regulation or form promulgated under either such statute) shall be deemed to mean, as of any time, such statute, rule, regulation or form as then in effect, after all amendments thereto, or, if not then in effect, any successor statute, rule, regulation or form as then in effect, after all amendments thereto.

ARTICLE III

Miscellaneous

3.1. Recapitalizations, Exchanges, Etc. Affecting the Shares. The provisions of this Agreement shall apply to any and all shares of capital stock of Holdings or any successor or assign of Holdings (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such event, amounts hereunder shall be appropriately adjusted.

3.2. Amendment. This Agreement may not be amended except in a written signed by Holdings and each Rightholder whose rights hereunder would be adversely affected thereby.

3.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed, unless otherwise specified herein, to have been duly given if delivered or mailed, first class postage prepaid, or transmitted by telex or facsimile, (a) if to any Rightholder, at its address or telex or facsimile number listed on Annex A hereto and (b) if to Holdings, at its principle executive office with a copy to Sullivan & Cromwell, 28th Floor, Nine Queen’s Road Central, Hong Kong, attention: Donald C. Walkovik.

3.4. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

3.5. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended TO confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

3.6. Assignability. This Agreement shall not be assignable by any party hereto.

3.7. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

3.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

3.9. Applicable Law. This Agreement shall be governed by and construed in accordance with, the law of the State of New York (without regard to principles of conflict of laws).

3.10. Effectiveness. This Agreement shall become effective at (but only at) the Effective Time, automatically and with no action on the part of any person. If the Closing shall not occur prior to December 31, 1996, this Agreement shall be of no force or effect.

IN WITNESS WHEREOF, the parties named below have hereto set their hands as of the day and year first above written.

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

By:	/s/ PETER JACKSON
Name:	PETER JACKSON
Title:	CHIEF EXECUTIVE OFFICER

CABLE & WIRELESS PLC

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	FINANCE DIRECTOR H&T

CHINA INTERNATIONAL TRUST AND INVESTMENT CORPORATION

By:	/s/ [ILLEGIBLE]
Name:
Title:

For and on behalf of: HUTCHISON WHAMPOA LIMITED

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	GROUP FINANCE DIRECTOR

For and on behalf of: BOWENVALE LIMITED

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	DIRECTOR.

Annex A

Notices

To Cable & Wireless Pic:

Name:	Cable & Wireless Plc
Address:	124 Theobalds Road London WC1X 8RX England
Fax Number:	(44) 171 315 5051
Attention:	Company Secretary

To China International Trust and Investment Corporation:

Name:	China International Trust and Investment Corporation
Address:	Capital Mansion 6 Xinguan Nan Road Chaoyang District Beijing 100004 China
Fax Number:	(861) 64 66 11 86
Attention:	Li Tong Zhou

To Hutchison Whampoa Limited:

Name:	Hutchison Whampoa Limited
Address:	22nd Floor, Hutchison House 10 Harcourt Road Hong Kong
Fax Number:	(852) 2810 0705
Attention:	Company Secretary

To Bowenvale Limited:

Name:	Bowenvale Limited
Address:	22nd Floor, Hutchison House 10 Harcourt Road Hong Kong
Fax Number:	(852) 2810 0705
Attention:	Company Secretary